Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Myomo, Inc.

(Exact name of registrant as specified in its charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, 2018 Stock Option and Incentive Plan	Rule 457(c) and Rule 457(h)	1,255,266(3)	$0.5029(2)	$631,273	$0.0001102	$69.57

Total Offering Amounts					$631,273		$69.57

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$69.57

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the Registrant’s 2018 Stock Option and Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the NYSE American, on June 27, 2023.

(3)

Represents an increase of 1,255,266 shares of Common Stock to the number of shares available for issuance under the Plan. Shares available for issuance under the Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 12, 2020 (Registration No. 333-239133), March 19, 2020 (Registration No. 333-237288), March 14, 2019 (Registration No. 333-230272) and June 28, 2018 (Registration No. 333-225952).